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Exhibit 10.112

Summary Sheet for Award of Retention Incentive Payments
for Certain Executive Officers

        In November 2007, the Compensation Committee (the "Committee") of the Board of Directors of Countrywide Financial Corporation (the "Company") approved cash retention awards for certain executive officers of the Company under the Company's recently adopted retention program The following executive officers of the Company will receive a cash retention payment if employed in good standing with the Company on March 15, 2008:

Name & Principal Position	Retention Incentive Payment(1)
Kevin W. Bartlett Executive Managing Director, Chief Investment Officer—Investments and Market Risk Management	$850,000
Andrew Gissinger III Executive Managing Director, Residential Lending and Insurance	1,250,000
Sandor E. Samuels Executive Managing Director, Chief Legal Officer	225,000
Jack W. Schakett Executive Managing Director, Chief Operations Officer	800,000
Marshall M. Gates Senior Managing Director, Chief Administrative Officer	225,000
Anne D. McCallion Senior Managing Director, Chief of Financial Operations and Planning	300,000
Laura K. Milleman Senior Managing Director, Chief Accounting Officer	188,000
Jeffrey K. Speakes Senior Managing Director, Market Risk Management	600,000
Total:	$4,438,000

        As previously disclosed in the Company's current report on Form 8-K filed with the SEC on January 17, 2008, in connection with the entry of an Agreement and Plan of Merger dated as of January 11, 2008 with Bank of America Corporation and the above-referenced retention program, the Committee approved the grant of certain retention awards to Eric P. Sieracki, David Sambol, Ranjit M. Kripalani and Carlos M. Garcia, who, along with Angelo R. Mozilo, currently consist of the Company's named executive officers. Messrs. Sieracki, Sambol, Kripalani and Garcia will be awarded retention incentive payments in respect of their annual bonus awards for the Company's 2007 fiscal year payable on March 15, 2008, subject to the executive officer's continued employment with the Company through such date. Set forth below are the retention incentive payments to be awarded to each of the executive officers:

Name & Principal Position	Retention Incentive Payment
Eric P. Sieracki Executive Managing Director and Chief Financial Officer	$1,500,000
David Sambol President and Chief Operating Officer	1,935,000
Ranjit M. Kripalani Executive Managing Director, Capital Markets	2,500,000
Carlos M. Garcia Executive Managing Director, Enterprise Risk Management	1,450,000
Total:	$7,385,000

        For purposes of calculating severance benefits under Mr. Sambol's employment agreement with the Company and, with respect to Messrs. Sieracki, Kripalani and Garcia, under the Company's Amended and Restated Change in Control Severance Plan, the retention incentive payments will be considered the "bonus and/or incentive award" with respect to Countrywide's 2007 fiscal year.

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  Exhibit 10.112
Summary Sheet for Award of Retention Incentive Payments for Certain Executive Officers